SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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J.P. Morgan Chase & Co. 270 Park Avenue New York, New York 10017-2070

March 31, 2003

Dear fellow stockholder:

We are pleased to invite you to the annual meeting of stockholders to be held on May 20, 2003, at our offices at One Chase Manhattan Plaza in New York City, New York. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last stockholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the enclosed proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

William B. Harrison, Jr.
Chairman and Chief Executive Officer

General information about the meeting
Proposal 1: Election of directors
Information about the nominees
About the Board and its committees
Director compensation
Security ownership of management
Compensation committee report on executive compensation
Executive compensation tables
I. Summary compensation table
II. Stock option grant table
III. Aggregated option exercises in 2002 and year-end option values
Comparison of five-year cumulative total return
Retirement benefits
Termination arrangements
Additional information about our directors and executive officers
Audit Committee report
Proposal 2: Appointment of external auditor
Proposals 3-8: Stockholder proposals
Stockholder proposals and nominations for the 2004 annual meeting
Appendix A: Charter of the Audit Committee
Appendix B: Corporate Governance Practices of the Board

Notice of 2003 Annual Meeting of Stockholders and Proxy Statement

Date: Time: Place:	Tuesday, May 20, 2003 10:00 a.m. Auditorium One Chase Manhattan Plaza New York, New York

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our external auditor for 2003

•	Stockholder proposals included in the attached proxy statement, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan
Secretary

March 31, 2003

Please vote promptly

Please note that if you are attending the meeting, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” on page 2.

Contents

General information about the meeting		1
Proposal 1:	Election of directors	3
	Information about the nominees	4
	About the Board and its committees	6
	Director compensation	7
	Security ownership of management	7
	Compensation committee report on executive compensation	9
	Executive compensation tables	12
	I. Summary compensation table	12
	II. Stock option grant table	13
	III. Aggregated option exercises in 2002 and year-end option values	14
	Comparison of five-year cumulative total return	14
	Retirement benefits	15
	Termination arrangements	16
	Additional information about our directors and executive officers	16
	Audit Committee report	17
Proposal 2:	Appointment of external auditor	18
Proposals 3-8:	Stockholder proposals	20
Stockholder proposals and nominations for the 2004 annual meeting		28
Appendix A:	Charter of the Audit Committee	29
Appendix B:	Corporate Governance Practices of the Board	34

Proxy statement

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. We, our, JPMorgan Chase, the Corporation and the Firm refer to J.P. Morgan Chase & Co.The proxy statement is being sent to our stockholders on or about March 31, 2003.

General information about the meeting

Who can vote	You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of March 21, 2003. At the close of business on that date, a total of 2,029,846,623 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy	If your common stock is held by a broker, bank, or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your common stock by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Of course, you can always come to the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented	We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy	To revoke your proxy instructions if you are a holder of record, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted	The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy Instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your common stock through a nominee, generally the nominee may vote the common stock that it holds for you only in accordance with your instructions unless the matters are routine. Brokers who are members of the National Association of Securities Dealers, Inc. may not vote shares held by them in nominee name unless they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may not vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions. If a nominee cannot vote on a particular matter because it is not routine and the beneficial owner has not given instructions, there is a “broker non-vote” on that matter. Broker non-votes count for quorum purposes, but we do not count broker non-votes as votes for or against any proposal. Abstentions have the effect of a vote against a proposal except for purposes of the rules of the Securities and Exchange Commission regarding resubmission of stockholder proposals, in which case they have no effect.

Cost of this proxy solicitation	We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting	If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The lower portion of the proxy card is your admission ticket. When you arrive at the annual meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

You may listen to the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Proposal 1: Election of directors

Our Board of Directors has nominated 13 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors.

Lloyd D. Ward, who has served as a director of the Firm or a predecessor institution since 1999, resigned from the Board effective March 18, 2003, and will not stand for election.

Vote required	Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies would vote your common stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

General information about the nominees	All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. John H. Biggs became a director on March 18, 2003; each other nominee was a director in 2002 and attended at least 75% of the meetings of the Board and committees on which they served in that year.

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 20, 2003, and all other biographical information is as of the date of this proxy statement.

In 1991, Manufacturers Hanover Corporation merged into Chemical Banking Corporation. In 1996, The Chase Manhattan Corporation merged into Chemical Banking Corporation, which changed its name to The Chase Manhattan Corporation. On December 31, 2000, J.P. Morgan & Co. Incorporated merged (the Merger) into The Chase Manhattan Corporation, which changed its name to J.P. Morgan Chase & Co. In the following biographies, each of these merged companies is referred to as a predecessor institution of the Firm.

Director independence	The Board of Directors determined that each of the non-management directors is independent in accordance with the director independence definition specified in the Corporate Governance Practices of the Board, which are set forth in Appendix B. In making its independence determinations, the Board noted that Mr. Bossidy’s son is employed by the Firm as a Vice President, Ms. Futter’s brother-in-law is employed by the Firm as a Managing Director and that each such employee received more than $100,000 in compensation in 2002. The Board determined that these relationships were not material. Each of such employment relationships is maintained on an arm’s length basis; neither family member is an executive officer of the Firm or a member of the household of the related director; and neither director has any material interest in the employment relationship.

Information about the nominees

Hans W. Becherer (age 68)
Mr. Becherer has been Retired Chairman and Chief Executive Officer of Deere & Company (equipment manufacturer) since August 2000, having served as Chairman since 1990 and as Chief Executive Officer since 1989. Mr. Becherer is also a director of Honeywell International Inc. and Schering-Plough Corporation. He has been a director of the Firm or a predecessor institution since 1998.

Riley P. Bechtel (age 51)
Mr. Bechtel has been Chairman and Chief Executive Officer of Bechtel Group, Inc. (engineering and construction) since January 1996. Previously he was President and Chief Executive Officer beginning in 1990. Mr. Bechtel is also a director of Fremont Group, L.L.C., Fremont Investors, Inc., and Sequoia Ventures Inc. He has been a director of the Firm or a predecessor institution since 1995.

Frank A. Bennack, Jr. (age 70)
Mr. Bennack has been Chairman of the Executive Committee and Vice Chairman of the Board of The Hearst Corporation (publishing, broadcasting, and media) since June 2002. He is the immediate past President and Chief Executive Officer, positions he held beginning in 1979. Mr. Bennack is a director of Hearst-Argyle Television, Inc., Polo Ralph Lauren Corporation and Wyeth. He has been a director of the Firm or a predecessor institution since 1981.

John H. Biggs (age 66)
Mr. Biggs has been Former Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association – College Retirement Equities Fund (TIAA-CREF) (national teachers’ pension fund) since November 2002, having served as Chairman and Chief Executive Officer from 1993 until 2002. Mr. Biggs is also a director of The Boeing Company and a trustee of the International Accounting Standards Foundation. He has been a director of the Firm since March 2003.

Lawrence A. Bossidy (age 68)
Mr. Bossidy has been Retired Chairman of Honeywell International Inc. (technology and manufacturing) since June 2002, having served as Chairman from July 2001 and from December 1999 to April 2000. He was Chief Executive Officer from July 2001 to February 2002. He was Chairman of AlliedSignal Inc. from 1992 to 1999 and Chief Executive Officer from 1991 to 1999 when he was named Chairman of Honeywell following the merger of the two companies. Mr. Bossidy is also a director of Berkshire Hills Bancorp, Inc. and Merck & Co., Inc. He has been a director of the Firm or a predecessor institution since 1998.

M. Anthony Burns (age 60)
Mr. Burns has been Chairman Emeritus of Ryder System, Inc. (logistics and transportation solutions) since May 2002. He was Chairman from May 1985 through May 2002, Chief Executive Officer from January 1983 through November 2000 and President from December 1979 through June 1999. Mr. Burns is also a director of The Black & Decker Corporation, J.C. Penney Company, Inc., and Pfizer Inc. He has been a director of the Firm or a predecessor institution since 1990.

Information about the nominees

H. Laurance Fuller (age 64)
 Mr. Fuller has been Retired Co-Chairman of BP Amoco p.l.c. (oil, gas, and chemical) since April 2000. He was named Co-Chairman of BP Amoco following the merger of British Petroleum, p.l.c. and Amoco Corporation in December 1998. He was Chairman and Chief Executive Officer of Amoco from 1991 and President from 1983. Mr. Fuller is also a director of Abbott Laboratories, Cabot Microelectronics Corporation and Motorola, Inc. He has been a director of the Firm or a predecessor institution since 1985.

Ellen V. Futter (age 53)
 Ms. Futter has been President and Trustee of the American Museum of Natural History since 1993. She previously served as President of Barnard College beginning in 1980. Ms. Futter is also a director of American International Group, Inc., Bristol-Myers Squibb Company, and Consolidated Edison, Inc., and a Trustee of Consolidated Edison Company of New York, Inc. She has been a director of the Firm or a predecessor institution since 1997.

William H. Gray, III (age 61)
 Mr. Gray has been President and Chief Executive Officer of The College Fund/UNCF (educational assistance) since 1991. He was a member of the United States House of Representatives from 1979 to 1991. Mr.Gray is also a director of Dell Computer Corporation, Electronic Data Systems Corporation, Pfizer Inc., The Prudential Insurance Company of America, Rockwell International Corporation, Viacom Inc., and Visteon Corporation. He has been a director of the Firm or a predecessor institution since 1992.

William B. Harrison, Jr. (age 59)
 Mr. Harrison has been Chairman and Chief Executive Officer since November 2001, prior to which he was President and Chief Executive Officer from December 2000. He was Chairman and Chief Executive Officer of The Chase Manhattan Corporation from January through its merger with J.P. Morgan & Co. Incorporated in December 2000 and President and Chief Executive Officer from June through December 1999, prior to which he had been Vice Chairman of the Board. He has been a director of the Firm or a predecessor institution since 1991. Mr. Harrison is also a director of Merck & Co., Inc. and the New York Stock Exchange, Inc.

Helene L. Kaplan (age 69)
 Mrs. Kaplan has been Of Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom LLP (law firm) since 1990. Mrs. Kaplan is also a director of Exxon Mobil Corporation, The May Department Stores Company, MetLife Inc., and Verizon Communications Inc. She has been a director of the Firm or a predecessor institution since 1987.

Lee R. Raymond (age 64)
 Mr. Raymond has been Chairman of the Board and Chief Executive Officer of Exxon Mobil Corporation (oil and gas) since December 1999. He was Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999. He has been a director of the Firm or a predecessor institution since 1987.

John R. Stafford (age 65)
 Mr. Stafford has been Consultant and Retired Chairman of the Board of Wyeth (pharmaceuticals) since January 2003. He was Chairman of the Board from 1986 and Chief Executive Officer from 1986 until May 2001. Mr. Stafford is also a director of Honeywell International Inc. and Verizon Communications Inc. He has been a director of the Firm or a predecessor institution since 1982.

About the Board and its committees

The Board	JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer and others regarding matters of concern and interest to the Firm. During 2002, there were 11 meetings of the Board. The Board of Directors has regularly scheduled meetings of non-management directors at least twice each year.

The Board’s corporate governance practices and charters of the committees described below, which are the Board’s principal committees, are available on the Firm’s Web site at www.jpmorganchase.com. The charter of the Audit Committee and the Board’s corporate governance practices are also attached as appendices to this proxy statement.

Committees of the Board	The Board has five principal committees. The following describes for each committee its current membership, the number of meetings held during 2002, and its mission. All members of these committees are non-management directors.

Audit Committee	Hans W. Becherer, Frank A. Bennack, Jr., John H. Biggs, M. Anthony Burns (Chairman)

This committee met 11 times in 2002. The Audit Committee is responsible for oversight of:

• the external auditor’s qualifications and independence

• the performance of the Firm’s internal audit function and external auditor

• the Chief Executive Officer’s and senior management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm; assure the integrity of the Firm’s financial statements; and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations.

The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the Securities and Exchange Commission which is included in this proxy statement on page 17.

The Board of Directors has determined that each committee member is independent in accordance with the listing standards of the New York Stock Exchange and each member is an audit committee financial expert as defined by the Securities and Exchange Commission.

Compensation & Management Development Committee	Riley P. Bechtel, William H. Gray, III, Lee R. Raymond, John R. Stafford (Chairman)

This committee met six times in 2002. The Compensation & Management Development Committee reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives.

Governance Committee	Frank A. Bennack, Jr., Lawrence A. Bossidy, Ellen V. Futter, Helene L. Kaplan, Lee R. Raymond (Chairman), John R. Stafford

This committee met four times in 2002. The Governance Committee of the Firm exercises general oversight with respect to the governance of the Board of Directors.

Public Policy Committee	Hans W. Becherer, Riley P. Bechtel, John H. Biggs, M. Anthony Burns, H. Laurance Fuller, William H. Gray, III (Chairman)

This committee met two times in 2002. The Public Policy Committee reviews the charitable and community oriented activities of JPMorgan Chase and its subsidiaries.

Risk Policy Committee	Lawrence A. Bossidy, H. Laurance Fuller, Ellen V. Futter, Helene L. Kaplan (Chairman)

This committee met seven times in 2002. The Risk Policy Committee is responsible for oversight of the Chief Executive Officer’s and senior management’s responsibilities to assess and manage the Firm’s credit risk and market risk and is also responsible for review of the Firm’s fiduciary and asset management activities.

Director compensation

Directors who are officers of the Firm do not receive any fees for their services as directors. Each non-management director receives an annual retainer of $75,000 and an annual grant of common stock equivalents valued at $170,000 on the date of grant. Each chairman of a Board committee receives an additional fee of $15,000 per year.

The annual grant of common stock equivalents will earn dividend equivalents and must remain indexed to the Firm’s common stock until a director’s termination of service, at which time it will be paid in cash or may be reallocated in accordance with elections permitted for deferred cash compensation.

Non-management directors may elect to be included in a group term life insurance policy and a business travel accident insurance policy. During 2002, the Firm paid average premiums for these coverages of approximately $896 per director. A director may elect to participate in the Firm’s medical insurance coverage, with the cost of the coverage paid by the director.

Deferred compensation arrangements for non- management directors	Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including a common stock equivalent, and will be paid and distributed in cash after the director retires from the Board. Compensation that was paid in common stock in prior years which may have been deferred is distributable only in common stock when the director retires from the Board.

Security ownership of management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of March 1, 2003, by each director who is a nominee, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals 0.9% of our outstanding common stock as of March 1, 2003. No director or executive officer beneficially owns any JPMorgan Chase preferred stock.

JPMorgan Chase has been notified by Capital Research and Management Company (Capital Research), 333 South Hope Street, Los Angeles, California 90071, that as of December 31, 2002, they were the beneficial owners of 150,634,330 shares of our common stock, representing 7.5% of our outstanding common stock. According to the Schedule 13G dated February 10, 2003, filed by Capital Research with the Securities and Exchange Commission, the shares were acquired in Capital Research’s capacity as a registered investment advisor to various investment companies. Capital Research has sole dispositive power over these shares; they disclaim beneficial ownership of the shares.

Security ownership of directors and executive officers

Name of individual	Common stock

Hans W. Becherer	31,941	(1)(2)(3)
Riley P. Bechtel	29,926	(1)(2)(3)
Frank A. Bennack, Jr.	45,517	(2)(3)
John H. Biggs	3,050
Lawrence A. Bossidy	49,820	(1)(2)(3)
M. Anthony Burns	36,833	(1)(2)(3)
David A. Coulter	943,576	(3)(4)
Dina Dublon	828,381	(1)(3)(4)
H. Laurance Fuller	63,002	(1)(2)(3)
Ellen V. Futter	24,158	(1)(2)(3)
William H. Gray, III	36,427	(1)(2)(3)
William B. Harrison, Jr.	4,082,764	(1)(3)(4)(5)
Helene L. Kaplan	53,467	(1)(2)(3)
Donald H. Layton	2,198,620	(1)(3)
Lee R. Raymond	81,229	(1)(2)(3)
Marc J. Shapiro	2,457,541	(1)(3)
John R. Stafford	70,225	(1)(2)(3)(5)
All directors and executive officers as a group (25 persons)	18,455,123

1	The amounts reported include shares of common stock, receipt of which has been deferred under deferred compensation plan arrangements, as follows: Mr. Becherer: 6,884 shares; Mr. Bechtel: 13,504 shares; Mr. Bossidy: 8,741 shares; Mr. Burns: 6,749 shares; Ms. Dublon: 35,666 shares; Mr. Fuller: 19,139 shares; Ms. Futter: 9,729 shares; Mr. Gray: 14,660 shares; Mr. Harrison: 107,534 shares; Mrs. Kaplan: 8,419 shares; Mr. Layton: 206,185 shares; Mr. Raymond: 18,475 shares; Mr. Shapiro: 439,925 shares; Mr. Stafford: 12,426 shares; and all directors and executive officers as a group: 1,203,355 shares.

2	The amounts reported include the number of units of common stock equivalents held by directors under deferred compensation arrangements entitling those directors, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of common stock as follows: Mr. Becherer: 15,691 units; Mr. Bechtel: 9,766 units; Mr. Bennack: 22,971 units; Mr. Bossidy: 7,773 units; Mr. Burns: 15,794 units; Mr. Fuller: 27,207 units; Ms. Futter: 7,773 units; Mr. Gray: 16,961 units; Mrs. Kaplan: 24,542 units; Mr. Raymond: 56,098 units; Mr. Stafford: 35,721 units; and all directors as a group: 240,297 units.

3	The amounts reported include shares of common stock that may be acquired within 60 days of March 1, 2003, through the exercise of stock options as follows: each non-management director: 4,806 shares; Mr. Coulter: 531,038 shares; Ms. Dublon: 491,320 shares; Mr. Harrison: 2,823,862 shares; Mr. Layton: 1,445,146 shares; Mr. Shapiro: 1,506,881 shares; and all directors and executive officers as a group: 11,799,617 shares. The amounts reported also include shares of common stock that may be received at the end of a restricted period and/or when common stock price targets are met pursuant to forfeitable awards of restricted stock and/or restricted stock units as follows: Mr. Coulter: 240,397 shares; Ms. Dublon: 249,450 shares; Mr. Harrison: 634,772 shares; Mr. Layton: 455,213 shares; Mr. Shapiro: 429,616 shares; and all executive officers as a group: 3,725,451 shares.

4	The amounts reported include common stock allocated to accounts under a Section 401(k) plan as follows: Mr. Coulter: 107 shares; Ms. Dublon: 2,700 shares; Mr. Harrison: 18,852 shares; and all executive officers as a group: 28,948 shares.

5	The amounts reported include shares for which beneficial ownership is disclaimed as follows: Mr. Harrison: 30,249 shares; Mr. Stafford: 900 shares; and all directors and executive officers as a group: 34,043 shares.

Compensation committee report on executive compensation

Compensation policies	The Compensation & Management Development Committee, which consists solely of non-management directors, administers the compensation and benefit programs of the Firm and its subsidiaries and determines the compensation of executive officers. The committee’s determinations regarding officer directors are subject to ratification by the Board of Directors.

JPMorgan Chase’s compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals. Our compensation policy for executive officers emphasizes performance-based pay over fixed salary and uses stock-based awards to align the interests of executive officers with our stockholders. JPMorgan Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which we compete. During 2002, the committee received reports from independent consultants to ensure that the program, in the committee’s judgment, remains competitive and able to meet its objectives.

In general, each peer group will consist of comparable financial institutions that compete in the same markets and seek to sell similar financial services and products. Appropriate peer groups will change over time. These peer groups do not correspond to the large list of institutions that make up the indices shown on page 14 of the proxy statement.

The committee reviewed its charter in 2002 and approved minor revisions in January 2003 to ensure that its charter and the committee’s practices are fully compliant with the proposed New York Stock Exchange listing requirements.

Firm performance and compensation	The committee’s fundamental principle in determining appropriate compensation levels for individual executive officers and for overall business units is to align compensation award levels with annual performance and progress towards and achievement of long-term strategic goals. Because of the Firm’s diversified businesses, compensation award amounts vary significantly across businesses in line with the compensation practices in our different competitive markets. The payment of bonuses and the awards of stock options and restricted stock units are directly related to corporate and individual performance and, where relevant, business unit performance.

Quantitative performance goals may vary from year to year and have included such factors as earnings per share growth, revenue growth, return on common equity, shareholder value added, income before income tax expense, credit quality, and management indicators. Qualitative measures include the committee’s assessment of the executive’s success in (1) establishing, refining and executing our long-term strategic plan; (2) achieving market leadership positions in key businesses; (3) developing leaders who can meet the demands of the marketplace; and (4) implementing our diversity efforts at all levels of the organization.

For 2002, the committee approved compensation funding levels for the Firm and awards to executive officers based on its assessment of a difficult performance year. The Firm’s financial performance reflected losses from the Firm’s private equity portfolio, higher credit costs and a reserve taken to address potential litigation losses. The Firm’s stock price was down 34% year-over-year. On the other hand, the committee recognized that the Firm maintained its leadership position in key products and markets, while continuing its expense management discipline. The Firm’s consumer banking businesses produced record results, while the transaction services businesses continued to produce solid operating earnings. Overall, incentive compensation award pools were down 25% from last year, and the average incentive award for Executive Committee members decreased by more than 40%.

Compensation program design	Compensation paid to the Firm’s executive officers for 2002 consisted primarily of salary, cash bonuses, and awards of stock options and restricted stock units awarded under the Firm’s 2000 Key Executive Performance Plan (2000 KEPP) and the 1996 Long-Term Incentive Plan, as amended. Both these plans were approved by stockholders. In addition, executive officers are eligible to participate in the Firm’s general benefit plans, including retirement, health and savings plans.

Salaries – For each executive, the committee reviews salaries paid to similarly situated executives in the relevant competitor peer group. A particular executive’s actual salary will be set based on this competitive review; the executive’s performance and potential; and the Firm’s emphasis on performance-based rather than salary-based compensation.

Incentives – Throughout the year, the committee reviews financial and operational results and strategic achievements, both for the Firm overall and by line of business, as well as market data and trends for the appropriate peer groups, to determine overall business incentive funding levels and individual awards for executive officers. Individual annual performance incentives are awarded based on the executive’s success in achieving corporate, business unit and individual performance goals and the committee’s assessment of the individual’s current and potential contribution to the Firm’s success.

Incentive mix – Incentives are awarded in cash and in the form of JPMorgan Chase equity. Because JPMorgan Chase believes that the grant of significant annual equity-based awards further links the interests of senior management and our stockholders, more than 50% of the incentives awarded to executive officers for 2002 were in the form of JPMorgan Chase equity. In January 2003, the committee approved awards of restricted stock units which will vest 50% in January 2005 and 50% in January 2006. The committee also approved stock option grants which will become exercisable 50% in January 2005 and 50% in January 2006. These options will expire on February 12, 2013. All awards vest in case of death, disability, or retirement. These terms and conditions applied to awards for all employees across the Firm.

Executive Committee members own significant amounts of our stock. Effective August 2002, the committee approved stock ownership guidelines for Executive Committee members that require each executive to retain 75% of the net shares of stock received from stock grants and options (after deductions for taxes and option exercise costs).

Final compensation data for JPMorgan Chase’s competitive peer groups for calendar year 2002 is not yet available. The committee estimates that total compensation amounts for the Firm’s executive officers (base salary, annual bonus, and stock-based awards) will on average be below the 75th percentile of compensation levels of applicable peer groups.

Deductibility of executive compensation	In May 1999 our stockholders approved the 2000 KEPP, a plan designed to allow JPMorgan Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Absent the 2000 KEPP, such incentive compensation payments would not be deductible to the extent such amounts for any such officer in any year exceeded $1 million. In administering this plan, the committee will promote its policy of maximizing corporate tax deductions, wherever feasible.

Under the 2000 KEPP, each participant is allocated a percentage of a bonus pool at the beginning of the performance year (subject to reduction by the committee and a separate individual participant limit).

Compensation actions for Mr. Harrison	In January 2003, the committee, as ratified by the Board of Directors, awarded Mr. Harrison total incentives for 2002 performance of $7,700,000, a 50% decrease from his 2001 awards, detailed in the table below:

				Total annual	Percent
	Cash	Restricted		incentive	change versus
Year	bonus	stock(1)	Options(2)	compensation(3)	prior year

2002	$3,080,000	$2,310,000	$2,310,000	$7,700,000	-50.0%
2001	$5,000,000	$5,200,000	$5,200,000	$15,400,000	-15.4%

1	105,625 restricted stock units grant for 2002. The 2001 restricted stock unit grant was reported in Table IV of the 2002 proxy statement and is paid out only if the stock price achieves the $52 target by January 2007.

2	316,873 nonqualified stock options granted for 2002; options valued at one-third the grant price.

3	Does not include merger related award in July 2001.

The restricted stock units will vest 50% in January 2005 and 50% in January 2006 and the nonqualified stock options become exercisable 50% in January 2005 and 50% in January 2006. These awards reflect the Firm’s performance in 2002 described above. In addition to Mr. Harrison’s overall leadership, the committee also noted among others, Mr. Harrison’s contribution to the following significant achievements: (1) maintaining key market leadership positions in leveraged and syndicated lending, high grade bonds, derivatives, foreign exchange, mergers and acquisitions, asset management, private banking, and global custody; (2) disciplined expense management; (3) the continued profitability of a diverse portfolio of strong U.S. consumer businesses; and (4) continuing efforts in leadership development and diversity.

Dated as of March 18, 2003

Compensation & Management Development Committee

John R. Stafford (Chairman)
Riley P. Bechtel
William H. Gray, III
Lee R. Raymond

Executive compensation tables

		Annual compensation (1)			Long-term compensation awards

					Awards			Payouts

				Merger related (2)			Securities
						Restricted	underlying	LTIP	All other
Name and					Restricted stock	stock award	options	payouts	compensa-
principal position	Year	Salary ($)	Bonus ($)	Bonus ($)	award ($) (4)	($) (3)(4)	granted (#)	($) (6)	tion ($) (7)

William B. Harrison, Jr.	2002	$1,000,000	$3,080,000	$5,000,000	$0	$2,310,000	316,873	$0	$65,414
Chairman and Chief	2001	1,000,000	5,000,000	5,000,000	5,000,000	Note (5)	423,340	1,099,013	78,477
Executive Officer	2000	1,000,000	5,281,250	0	0	3,118,766	1,897,697	0	72,275

David A. Coulter	2002	220,000	3,200,000	0	0	2,290,000	314,129	0	0
Investment Bank	2001	220,000	4,780,000	0	0	5,000,000	407,057	0	11,000
Investment Management	2000	108,167	1,280,000	0	0	0	1,376,415	0	4,125
& Private Banking

Dina Dublon	2002	500,000	2,100,000	625,000	625,000	1,575,000	216,050	0	25,000
Chief Financial Officer	2001	491,667	2,500,000	625,000	625,000	1,875,000	152,647	396,094	24,583
	2000	400,000	1,781,250	0	0	1,368,767	339,712	0	20,000

Donald H. Layton	2002	500,000	3,000,000	2,500,000	0	2,250,000	308,642	0	10,416
Chase Financial Services	2001	500,000	8,000,000	2,500,000	2,500,000	3,750,000	305,293	792,188	25,000
Treasury & Securities	2000	500,000	9,656,250	0	0	3,093,758	878,564	0	26,205
Services

Marc J. Shapiro	2002	675,000	1,800,000	2,500,000	0	1,352,000	185,529	0	694,540
Finance, Risk	2001	675,000	3,500,000	2,500,000	2,500,000	2,156,250 (5)	351,087	792,188	940,751
Management and	2000	675,000	3,531,250	0	0	2,468,763	1,014,741	0	1,033,460
Administration

1	Includes amounts paid or deferred during each year.

2	Amounts shown are special merger related awards granted in 2001 as follows: Mr. Harrison: $10,000,000 and 118,582 restricted stock units; Ms. Dublon: $1,250,000 and 29,646 restricted stock units; Mr. Layton and Mr. Shapiro: $5,000,000 and 59,291 restricted stock units each. These awards were payable as follows: 50% of the cash portion in January 2002 and 50% in January 2003 (this is reflected in the column Merger related – Bonus). The restricted stock units were distributed in January 2002 for Mr. Harrison, Mr. Layton and Mr. Shapiro. Restricted stock units awarded to Ms. Dublon were distributed 50% in January 2002 and 50% in January 2003.

3	Market value of the restricted stock units awarded on February 12, 2003, relating to 2002 performance.

4	All awards of restricted stock units are valued as of the date of grant. Dividend equivalents are payable on all restricted stock units. The number and aggregate market value of all restricted stock units held as of December 31, 2002 (including forfeitable awards and awards of restricted stock units made on February 12, 2003, relating to 2002 performance) were as follows: Mr. Harrison: 694,378 units ($16,665,072); Mr. Coulter: 240,397 units ($5,769,528); Ms. Dublon: 281,178 units ($6,748,272); Mr. Layton: 504,269 units ($12,102,456); and Mr. Shapiro: 464,062 units ($11,137,488).

5	Amounts shown in this table for Mr. Harrison and Mr. Shapiro for 2001 do not include awards for 2001 performance reported as January 2002 long-term incentive awards in Table IV of the 2002 proxy statement, which the Compensation & Management Development Committee valued at $5,200,000 and $2,156,250 respectively, based upon a grant date stock price of $36.85 per share. These awards will be forfeited if the target price is not met by January 25, 2007. The target price will be achieved when the average of the closing prices of JPMorgan Chase common stock for 10 consecutive trading days equals or exceeds $52. Amounts shown in this table as merger related awards for Messrs. Harrison, Layton and Shapiro for 2001 also do not include awards reported as July 2001 merger related awards in Table IV of the 2002 proxy statement. Such merger related awards were subject to the same target price and forfeiture provisions as the January 2002 long-term incentive awards for 2001 performance for Messrs. Harrison and Shapiro.

6	The 2001 LTIP payout for each of Mr. Harrison, Ms. Dublon, Mr. Layton, and Mr. Shapiro represents the aggregate market value of common stock distributed to them pursuant to the vesting of long-term incentive plan restricted stock units granted on January 20, 1998.

7	Includes employer contributions to 401(k) plans. Mr. Coulter was not eligible to receive the employer contributions to the 401(k) plan in 2002; Mr. Layton was not eligible for a portion of 2002. Amounts for Mr. Shapiro also include allowances and reimbursements related to his relocation to New York ($535,582 in 2002, $651,172 in 2001 and $707,258 in 2000) and tax reimbursements related to such payments ($123,426 in 2002, $232,489 in 2001 and $291,191 in 2000). Also includes tax reimbursements in connection with non-business use of corporate aircraft where the imputed value of such use exceeded amounts paid to the Firm by an officer, as follows: Mr. Harrison: $15,414 in 2002, $28,477 in 2001 and $19,775 in 2000; and Mr. Shapiro: $1,782 in 2002, $14,840 in 2001 and $54 in 2000.

II. Stock option grant table

		Percent of
		total options	Exercise or		Grant date
	Options	granted to	base price	Expiration	present
Name	granted(1)	employees	($/share)	date	value

William B. Harrison, Jr.	316,873	0.74%	$21.87	2/12/2013	$1,752,308
David A. Coulter	314,129	0.73	21.87	2/12/2013	1,737,133
Dina Dublon	216,050	0.50	21.87	2/12/2013	1,194,757
Donald H. Layton	308,642	0.72	21.87	2/12/2013	1,706,790
Marc J. Shapiro	185,529	0.43	21.87	2/12/2013	1,025,975

1	All grants were nonqualified stock options, exercisable in two equal annual installments beginning on January 25, 2005.

For the option grants disclosed in the above table, present values on the grant date were determined by using the Black-Scholes option pricing model modified to take dividends into account. The values set forth in the table should not be viewed in any way as a forecast of the performance of our common stock, which will be influenced by future events and unknown factors. The model as applied used the applicable grant date and the exercise price shown in the table and the fair market value of our common stock on the grant date, which was the same as the exercise price. The model assumed: (i) a risk-free rate of return of 3.46%, the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) stock price volatility of 43.81%; (iii) a constant dividend yield of 6.03%, based on the historical common stock dividend as of the grant date; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms.

III. Aggregated option exercises in 2002 and year-end option values

			Number of securities		Value of unexer-
	Aggregated		underlying unexer-		cised in-the-money
	option exercises		cised options (#)		options ($) (2)

	Shares	Value
	acquired on	realized	Exer-	Unexer-	Exer-	Unexer-
Name	exercise (#)	($)(1)	cisable	cisable	cisable	cisable

William B. Harrison, Jr.	0	$0	2,604,881	2,879,206	$7,762,478	$0
David A. Coulter	0	0	197,676	1,585,797	0	0
Dina Dublon	0	0	346,458	534,820	412,624	0
Donald H. Layton	241,623	4,261,395	1,165,732	1,274,516	4,645,900	0
Marc J. Shapiro	78,479	594,282	1,187,081	1,435,396	4,186,862	0

1	Where applicable, amounts indicated include values that would have been realized on exercise but were deferred into common stock units. Option exercises were in connection with options expiring during 2002.

2	Value based on $24.00, the closing price per share of our common stock on December 31, 2002.

Comparison of five-year cumulative total return

Below is a line graph that compares the yearly percentage change in the cumulative total stockholder return of our common stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for each of the five years in the period commencing December 31, 1997, and ending December 31, 2002. The results are based on an assumed $100 invested on December 31, 1997, and reinvestment of dividends.

Comparisons of five-year total stockholder return In dollars

JPMorgan Chase
100.00	132.57	147.93	133.11	109.76	76.09
S&P Financial
100.00	111.43	115.85	146.06	133.00	113.53
S&P 500
100.00	128.58	155.63	141.47	124.65	97.10

Retirement benefits

Retirement plan	Eligible U.S. employees (generally salaried employees) of those JPMorgan Chase subsidiaries that have elected to participate in the JPMorgan Chase Retirement Plan (Plan) earn benefits under the Plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base salary ranging from 3% to 10%, depending on years of credited service.

These accounts also receive interest credits based on average 30-year U.S. Treasury bond yields for the previous year. When a participant terminates employment, the amount credited to the participant’s account is converted into an annuity or paid to the participant in a lump sum.

Certain participants who were earning benefits under The Chase Manhattan Bank Retirement Plan as of December 31, 2001, have been grandfathered in the former pay credit schedule of that plan until termination of employment. Other non-grandfathered employees who were covered by that retirement plan will remain covered by such former pay credit schedule until December 31, 2003, when the new schedule takes effect for them.

In addition, certain participants in the Morgan Guaranty Trust Company of New York Retirement Plan who were earning benefits under the prior formula of that plan as of December 31, 1998, are eligible for a minimum benefit. This minimum benefit is calculated by comparing at the date of distribution a participant’s cash balance to the amount accrued under a prior traditional final average pay defined benefit formula using pay and credited service through the earlier of termination of employment or December 31, 2003. Compensation recognized for the minimum benefit is capped at $150,000 per year. After December 31, 2003, the accrued benefit under the prior formula will be frozen.

Supplemental retirement benefits	Supplemental retirement benefits are provided to certain executive officers and certain other participants under various nonqualified, unfunded programs. Unfunded benefits are provided to certain employees, including each executive officer, whose benefits under the Plan are limited by type of compensation or amount under applicable federal tax laws and regulations. Designated employees may also receive an unfunded annual benefit at retirement equal to a percentage of final average base pay compensation multiplied by years of service reduced by the amount of all benefits received under the Plan and other nonqualified, unfunded programs. One of these programs provides a fixed retirement benefit per year of service to certain designated persons, including certain executive officers.

Estimate of retirement benefits	The following table shows the estimated annual retirement benefits, including supple mental retirement benefits under the plans applicable to the named executive officers, that would be payable to the officers listed if they were to retire at age 65 at their 2002 base salary and payments were made in the form of a 50% joint and surviving spouse annuity, which is the normal form of payment for married employees.

Estimated age 65 retirement benefits (1)

Name	Estimated annual retirement benefit

William B. Harrison, Jr.	$889,159
David A. Coulter	22,759
Dina Dublon	395,983
Donald H. Layton	707,377
Marc J. Shapiro	1,072,673

1	Amounts include (i) interest credits for cash balances projected to be 4.93% per year on annual salary credits and 6.16% per year on prior service balances, if any, and (ii) accrued benefits as of December 31, 2002, under applicable retirement plans, including nonqualified, unfunded programs, then applicable to the named executive officer. Benefits are not subject to any deduction for social security payments.

Termination arrangements

The Firm maintains a discretionary severance plan that provides for severance in case of involuntary termination, except for cause, under which severance may be paid to a named executive officer in an amount up to two times current base salary, plus up to two times such officer’s three-year average cash bonus. Under the terms and conditions of restricted stock unit awards and option grants, upon a job elimination officers would be entitled to: (1) full vesting of restricted stock units, except that performance-based restrictions on restricted stock or other stock-based awards would continue; and (2) stock options (other than the Growth Performance Incentive Program stock options) would become exercisable immediately and remain exercisable for their term for persons who are retirement eligible and for up to two years for persons not retirement eligible.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance	Our directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2002 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities, except for Jeffrey C. Walker who filed a late Form 4 reporting deferral of gains on expiring options and Dina Dublon who filed an amended Form 5 for 2001 reporting two charitable gifts.

Extensions of credit to directors and officers	In the ordinary course of business, our subsidiaries have made loans and extended credit, and expect in the future to make loans and extend credit, to our directors, officers, and their associates, including corporations of which these individuals may be a director, officer, or both. None of these loans is preferential or nonperforming, and we believe that all are in conformity with the Sarbanes-Oxley Act.

Director and officer transactions and other business relationships	In the ordinary course of business, we may use the products or services of organizations of which our directors are officers or directors. Mrs. Kaplan is Of Counsel to a law firm that has provided and is expected during 2003 to provide certain legal services to us from time to time.

Approximately 2,500 employees may invest on an after-tax basis in a pool of investments that become available to JPMorgan Chase primarily through the activities of JPMorgan Partners. Participating employees purchase an interest in a limited partnership, the general partner of which is a JPMorgan Chase subsidiary. JPMorgan Chase makes a preferred equity capital contribution to the partnership in an amount equal to three times the amounts invested by the employee participants and is entitled to receive a fixed annual return specified under the terms of the limited partnership agreement.

The partnership invests alongside JPMorgan Chase. Upon distribution of partnership assets, JPMorgan Chase is entitled to a priority in the return of its preferred equity contribution, plus the fixed annual return, before distribution of any remaining assets to the employee participants based on their capital contributions. The outstanding balance as of December 31, 2002, of the aggregate preferred equity contributions made by JPMorgan Chase for the named executive officers, from the year such person became an executive officer through 2001, were as follows: Mr. Harrison: $2,032,196; Mr. Coulter: $1,390,354; Ms. Dublon: $705,966; Mr. Layton: $2,316,886; and Mr. Shapiro: $2,032,196. The named executive officers and the other members of the Firm’s Executive Committee were not eligible to participate in this program commencing in 2002.

Compensation committee interlocks and insider participation	No member of the Compensation & Management Development Committee is or ever was a JPMorgan Chase officer or employee. No member of the committee is, or was during 2002, an executive officer of another company whose board of directors has a comparable committee on which one of JPMorgan Chase’s executive officers serves.

Audit Committee report

The Audit Committee of the JPMorgan Chase Board of Directors is composed of non-management directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement.

Management is responsible for the Firm’s internal controls and the financial reporting process. The external auditor is responsible for performing an independent audit of the Firm’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and the external auditor. Management represented to the committee that the Firm’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the external auditor. The committee discussed with the external auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Firm’s external auditor also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the external auditor that firm’s independence.

Based on the committee’s discussion with management, the internal auditors, and the external auditor and the committee’s review of the representations of management and of the internal auditors, and the report of the external auditor to the committee, the committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The committee also approved, subject to stockholder ratification, the selection of the Firm’s external auditor.

The committee reviewed its charter and practices in 2002 and adopted a revised charter in January 2003. The committee determined that its charter and practices are consistent with proposed listing standards of the New York Stock Exchange.

Dated as of March 18, 2003

Audit Committee

M. Anthony Burns (Chairman)
Hans W. Becherer
Frank A. Bennack, Jr.

Proposal 2: Appointment of external auditor

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC), 1177 Avenue of the Americas, New York, NY 10036, as external auditor to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2002. A resolution will be presented at the meeting to ratify their appointment.

JPMorgan Chase has elected to early adopt the Securities and Exchange Commission’s (SEC) new proxy disclosure requirements pertaining to fee categories, pursuant to the implementation of the Sarbanes-Oxley Act of 2002. Under the new requirements, the fee categories have been expanded to four: Audit, Audit-related, Tax and All other. Under previous requirements, financial information systems design and implementation fees were reported in a separate category, with tax, audit-related, and consulting services combined into the All other category. Under the new requirements, Audit has been expanded to include audit and attest services provided in connection with statutory and regulatory filings and SEC consent letters.

In adopting these new disclosures in 2002, the SEC requires that comparative information for 2001 be presented. Accordingly, fee information presented in the 2002 proxy statement has been restated here for comparative purposes.

All services provided by PwC have been reviewed with senior management of the Firm to confirm that the performance of such services is consistent with the regulatory requirements for auditor independence.

Aggregate fees for professional services rendered for the Firm by PwC for the years ended December 31, 2002 and 2001, were:

($ in millions)	2002	2001

Audit	$22.8	$23.1
Audit-related	16.8	24.1
Tax	15.1	13.0
All other	14.5	44.1

Total	$69.2	$104.3

Audit fees – Audit fees for the years ended December 31, 2002 and 2001, were $19.0 million and $18.4 million, respectively, for the annual audit and quarterly reviews of the consolidated financials statements and $3.8 million and $4.7 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and SEC consents.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the external auditor. These services include audits of non-consolidated entities, and other attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These are normally provided by PwC in connection with the recurring audit engagement. Under previous proxy reporting rules, many of these services were required to be included in the All other fees category.

Tax fees – Tax fees relate primarily to assistance with tax return compliance, as well as monitoring of legislative and regulatory tax updates, and assistance with tax examinations.

All other fees – As stated in the 2002 proxy statement, the Firm’s current policy restricts the use of PwC to audit, audit-related and tax services only. During 2002, All other fees represent multi-year projects in process of completion prior to adoption of this policy. The majority of these services were completed by the former consulting arm of PwC and involved implementation of new human resource systems and assistance with merger-related integration.

All internal auditing is performed under the direct control of the General Auditor, who is accountable to the Audit Committee.

A member of PwC will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total number of shares of common stock represented at the annual meeting and entitled to vote is needed to ratify their appointment. If the stockholders do not ratify the appointment of PwC, the selection of the external auditor will be reconsidered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Proposals 3-8: Stockholder proposals

If a majority of the shares of common stock represented at the annual meeting and entitled to vote are voted in favor of any of the following proposals, then the proposals will be approved.

Proposal 3

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

“RESOLVED: That the shareholders recommend that the Board take the necessary steps that J.P. Morgan Chase specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

“REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 104,176,310 shares, representing approximately 7.83% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes that the adoption of this proposal could be extremely harmful to the Firm. Financial service firms, such as ours, depend on talented individuals to provide the Firm’s services. The proposal, if implemented, would provide competitors with detailed compensation information not otherwise available that they might use in seeking to attract talented employees from us. Our competitors do not make this information available, and the risk associated with this proposal is not counterbalanced by any meaningful additional information to our stockholders.

We disclose in our proxy statement detailed information regarding the compensation of our most highly compensated executive officers, including the terms and conditions of any contractual agreements and our compensation policies. In addition, overall salaries and the cost of employee benefits are components of noninterest expense that are disclosed on a line by line basis in our financial reports. The additional disclosures proposed are not justified by the competitive risks they entail. Accordingly, the Board recommends a vote against this proposal.

Proposal 4

Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, the holder of 813 shares of common stock, has advised us that he intends to introduce the following resolution:

“Stockholders of publicly-owned corporations do not ‘elect’ directors. Directors are “selected” by incumbent directors and managements – stockholders merely “ratify” or approve director selections much as they ratify selections of auditors.

“The term ‘Election of Directors’ is misused in corporate proxy materials to refer to the process by which directors are empowered. The term is inappropriate – and it is misleading. With no choice of candidates, there is no election.

“Approval of this Corporate Governance proposal will provide J.P. Morgan Chase & Co. stockholders with a choice of director candidates – an opportunity to vote for those whose qualifications and views they favor. And approval will provide stockholders with ‘duly elected’ representatives.

“In a democracy, those who govern are duly elected by those whom they represent – and they are accountable to those who elect them. Continuing in public office requires satisfying constituents, not just nominators. Corporate directors, who often must divide their time between many boards, take office unopposed.

“It is hereby requested that the Board of Directors adopt promptly a resolution requiring the Governance Committee to nominate two candidates for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

“As long as incumbents are permitted to select and to propose only the number of so-called ‘candidates’ as there are directorships to be filled – and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors – there will be no practical means for stockholders to bring about director turnover – until this or a similar proposal is adopted. Turnover reduces the possibility of inbreeding and provides sources of new ideas, viewpoints, and approaches.

“The ‘pool’ from which corporate directors are selected must be expanded from the current preponderance of chairmen and CEO’s to include younger executives, including many more women, whose backgrounds qualify them well to oversee a company business and to represent shareholder interests properly.

“Although Delaware law provides for director nominees to be selected by incumbents, approval of this proposal will enable J.P. Morgan Chase & Co. stockholders to replace any or all directors if they become dissatisfied with them – or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors!

“The benefits that will accrue to J.P. Morgan Chase & Co. stockholders by having Directors that have been democratically-elected, and who are willing to have their respective qualifications reviewed and considered carefully by stockholders, far outweigh any arguments raised by those accustomed to being ‘selected’.

“Please vote FOR this proposal.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes in the importance of a sound process for the nomination of directors and believes that the current process serves stockholders well. Under current procedures, the Governance Committee of the Board, which consists solely of independent non-management directors, considers all proposed nominees for director, including sitting directors and nominees for which a stockholder has submitted a written recommendation. Any JPMorgan Chase stockholder may submit a written recommendation to the Secretary for consideration by the Governance Committee. In addition, any stockholder who complies with the advance notice provisions of our By-laws described on page 28 of this proxy statement may nominate a director at the annual meeting of stockholders. Also, any stockholder may write in the name of a candidate on the stockholder’s proxy card or vote for some directors and withhold votes from others.

Finally, any stockholder may propose an alternate slate of directors as long as the stockholder complies with the special rules of the Securities and Exchange Commission relating to election contests.

In addition to the current procedures, the proposal would require the Governance Committee to nominate two candidates for each directorship and to include a statement by each as to why he or she should be elected. The Board of Directors believes that these proposed procedures would politicize the director election process and are inappropriate for a business organization. The current procedures reflect the Board’s responsibilities for its own self-evaluation in terms of size, composition, and performance, and for recommending candidates to stockholders. The Board weighs renomination of incumbent directors and candidates for vacancies or new Board positions against its desired composition, and in light of the circumstances of the Firm.

In the absence of special circumstances, changes to Board membership should be incremental so that there is a balance between renewal and experience. The Board believes that the nomination of two candidates for each Board vacancy would be inconsistent with this objective and would discourage qualified candidates from standing for election. Accordingly, the Board recommends a vote against this proposal.

Proposal 5

Mr. Chris Rossi, P.O. Box 249, Boonville, CA 95415, the holder of record of 1,368 shares of common stock, has advised us that he intends to introduce the following resolution:

“5 – Shareholder Vote regarding Poison Pills This topic won an average 60%-yes vote at 50 companies in 2002

“This is to recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

“This topic won an average 60%-yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center Tabulation on Average Voting Results, December 2002.

“Harvard Report: A 2001 Harvard Business School report found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This report, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The Harvard Business School report is titled, “Corporate Governance and Equity Prices,” July 2001.

“Some investors believe that a company with good governance will perform better over time, leading to a higher stock price. Other investors see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: “Investors Will Pay for Good Governance,” Directors & Boards, Fall 2001.

“Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

“Council of Institutional Investors Recommendation: The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors’ recommendation is validated in Council Policies, Corporate Governance Policies, General Principles, Shareholder Voting Rights, Item 5.b., approved March 25, 2002. In recent years, companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA and McDermott International. I believe that our company should follow suit and allow shareholder input.

“Allow Shareholder Vote regarding Poison Pills Yes on 5”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Firm has not had a stockholder rights plan (commonly referred to as a rights plan or poison pill) for a number of years, and the Board of Directors does not have any current plan to adopt one.

A rights plan is a commonly used defensive mechanism which is designed to assist a board of directors in protecting stockholders from coercive or unfair takeover tactics, such as those that might be employed at a time when a company’s share price was temporarily depressed.

In the Board’s opinion, a rights plan neither prevents nor discourages takeover attempts. Rather, it can be a very effective tool to provide a target company’s board with time to properly evaluate an acquisition offer and to develop and explore other alternatives. It can also strengthen the Board’s bargaining position in negotiating better terms with the potential acquiror.

Rights plans have proved effective in combating inadequate offers and abusive tactics, and in maximizing stockholder value, in the context of takeover offers. A 2001 study by J.P. Morgan Securities Inc., covering about 400 acquisitions of U.S. public companies since January 1, 1997, in which the purchase price exceeded $1 billion, concluded that stockholders of companies with poison pills received higher takeover premiums than those without pill provisions. This result was consistent with a 1997 report by Georgeson & Co., which also concluded that the presence of a rights plan at a target company did not increase the likelihood of defeat of a hostile takeover bid or decrease the likelihood of a company’s becoming a takeover target.

If in the future, under circumstances we do not presently anticipate, the Board of Directors considered the adoption of a rights plan, the Board would be required by law to do so only after carefully determining that the plan was in the best interest of stockholders. It is important to note that only one member of the Board is an employee of the Firm, that all the rest are independent, and that the entire Board is reelected each year rather than being classified into staggered terms of office.

The Board recognizes that this resolution is not binding on the Board but is a recommendation only. If circumstances arose in which the Board considered adopting a rights plan, the Board would also consider submitting the plan for stockholder approval. However, in some situations that may not be feasible due to time constraints or other factors, and in those situations we believe the Board needs the flexibility to act promptly to protect the rights of all stockholders. Accordingly, the Board recommends a vote against this proposal.

Proposal 6

Mr. Raymond B. Ruddy, 26 Rolling Land, Dover, MA 02030, the holder of 1,429 shares of common stock, has advised us that he intends to introduce the following resolution:

“Whereas, charitable contributions should serve to enhance shareholder value.

“Whereas, the company has given money to groups involved in abortion and other activities.

“Whereas, our company is dependent on people to buy our products and services.

“Whereas, our company respects diverse religious and cultural beliefs. It should try not to offend these beliefs wherever possible.

“Whereas, our company is being boycotted by Life Decisions International and mutual funds like the Timothy Plan and the Ave Maria Catholic Values Fund because of our contributions to certain groups.

“Resolved: The shareholders request the company to refrain from making charitable contributions. If the company wishes, it could send a note to shareholders with each dividend check suggesting the shareholder contribute to their favorite charity. The shareholder could be encouraged to inform the charity that a portion of the contribution is the result to the hard work of the men and women of J.P. Morgan Chase and Company.

“Supporting statement: Shareholder money is entrusted to the Board of Directors to be invested in a prudent manner for the benefit of the shareholders. Members of the Board have a fiduciary responsibility to maximize shareholder value. People did not invest in this company so it could be given to someone else’s favorite charity. In fact, some of the money has gone to Planned Parenthood, a group that was responsible for almost two hundred thousand abortions in the United States last year. How such contributions contribute to shareholder value would surely be difficult to quantify. In contrast, the subsequent boycotts caused by these contributions could hardly be considered beneficial.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

JPMorgan Chase is proud of its long history of charitable giving.

Recognizing that even a generous program is more effective if it targets a limited number of specific needs, The J.P. Morgan Chase Foundation, which is funded by the Firm, concentrates its contributions in three areas – Community Development & Human Services; Pre-collegiate Public Education; and Arts & Culture. This emphasis reflects the Firm’s conviction that, by enhancing the lives of our customers and employees and improving the communities in which they live, we are strengthening our business franchise and thereby adding stockholder value. The Firm has a vital business interest in ensuring and improving the vitality of the markets we serve, because if they thrive, we thrive.

The following are just a few of the many efforts funded by the Foundation in recent years:

– Through grants to non-profit organizations providing mortgage counseling, we have assisted low and moderate income families to become first-time home buyers.

– In the immediate aftermath of September 11, we made grants to organizations providing emergency food assistance to those who had lost their jobs or their homes in the tragedy.

– At a middle school, we supplied every student, faculty member, and administrator with a computer and provided training in the use of this technology, not only to the students and teachers, but also to the families of the students, helping to bridge the “digital divide” that too often separates low-income communities from others in our society.

The Board is confident that, far from damaging the Firm’s reputation with any of its constituencies, our corporate giving strengthens the Firm’s image as a good citizen and a good neighbor. Our customers benefit greatly from the Foundation’s activities. Our employees also enjoy the fruits of our corporate investment in their home communities. We believe that the good will, and the economic prosperity, generated by these activities are important to the Firm’s success. Accordingly, the Board recommends a vote against this proposal.

Proposal 7

Mr. Daniel F. Case, 6716 Tildenwood Lane, Rockville, MD 20852, the holder of record of 2,563 shares of common stock, has advised us that he intends to introduce the following resolution:

“RESOLVED: That the shareholders recommend that the Board:

• limit the compensation of non-employee directors, for their service as directors, to an annual amount not exceeding approximately $200,000;

• adopt a policy of presenting for stockholder approval, in proxy statements for stockholder meetings, any Board proposals to increase non-employee director compensation; and

• Specify (or continue specifying, as the case may be) stock-based compensation of non-employee directors in terms of dollar values, rather than numbers of shares, and exclude (or continuing excluding, as the case may be) stock options from their compensation package.

“REASONS: Between March 2001 and March 2002, non-employee directors’ annual compensation changed from about $135,000 (varying according to the director’s committee assignments and attendance record) to about $250,000. No proposed change in directors’ compensation had been presented for stockholder approval in the March 2001 proxy statement.

“The By-laws currently provide that the directors’ compensation be determined by the Board itself. That provision creates an obvious conflict of interest. In an effort to remedy the situation, at least partially, this proposal would give the stockholders the final say.

“Proposals to change the directors’ compensation can appropriately come from the Board, of course, but under this proposal, any increase in the compensation would be subject to stockholder approval. Any proposed increase would have to be described in the proxy statement, so that stockholders voting by proxy would have an effective voice in the determination. This proposal seeks to give all the stockholders the opportunity to vote on directors’ compensation in a way that they were not invited to do in 2002.

“Under this proposal, non-employee directors could be paid about $200,000 per year. That would be about 45% or 50% more than they were being paid as of March 2001. $200,000 is no small sum. The wording of this proposal is intended to preclude the granting of additional compensation outside the annual amounts.

“There are advantages in specifying stock-based compensation in terms of dollar value, rather than number of shares, at time of grant. If numbers of shares are specified, the value of the compensation at time of grant can fluctuate widely. In particular, the value of the compensation could increase significantly without the Board’s and stockholders’ having taken action to change the terms of the compensation package.

“This proposal also calls for excluding (or continuing to exclude, as the case may be) stock options from the non-employee directors’ compensation. Stock options may tend to align directors’ interests more closely with those of other stock-option holders than with those of the stockholders.

“I urge you to vote FOR this proposal.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board’s current compensation is set forth on page 7. As stated in the Firm’s Corporate Governance Practices of the Board, which is included as Appendix B in this proxy statement, the Board’s Governance Committee makes periodic recommendations to the Board regarding director compensation; these recommendations are based on a comparison with relevant peer groups. The Board last examined its compensation in 2001, following the Merger, with advice from an independent consultant.

Because the Board believes it is desirable that a significant portion of overall director compensation be linked to J.P. Morgan Chase & Co. common stock, the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2001, such stock-based compensation included approximately equal values of stock options and common stock. In 2002, the Board determined to eliminate stock options as an element of director compensation.

All stock-based compensation is currently in the form of common stock equivalents, which must remain indexed to the Firm’s common stock until a director’s termination of service.

Recent legislative and regulatory initiatives have imposed increased obligations and potential liability on corporate directors. It is today even more important to maintain our competitive position in terms of director compensation in order to attract and retain highly qualified Board members to serve the Firm. The Board believes that, in seeking to establish director compensation levels commensurate with those of its peers and competitors, it is acting to protect the interests of its stockholders. Accordingly, the Board recommends a vote against this proposal.

Proposal 8

Academy of Our Lady of Lourdes, 1001 14th Street NW Suite 100 – Assisi Heights, Rochester, MN 55901-2511, the holders of 1,509 shares of common stock, has advised us that they intend to introduce the following resolution which is co-sponsored by Sisters of The Holy Names of Jesus and Mary, Washington Province; Sisters of St. Francis of Dubuque Iowa, Mount Saint Francis; Congregation of the Sisters of Charity of the Incarnate Word; Dominican Sisters of Mission San Jose; Needmor Fund; Providence Trust; New York Yearly Meeting of the Religious Society of Friends; and CHRISTUS Health, each of whom is the beneficial owner of at least 100 shares of common stock:

“WHEREAS, the average chief executive officer’s pay has increased from 42 times in 1982 to 411 times that of the average production worker in 2001 (Business Week Online 05/06/02).

“Responding to that statistic, New York Fed President, William J. McDonough acknowledged that a market economy requires that some people will be rewarded more than others, but asked: “should there not be both economic and moral limitations on the gap created by the market-driven reward system?” He stated: “I can find nothing in economic theory that justifies this development.” He called such a jump in executive compensation “terribly bad social policy and perhaps even bad morals.” According to The Wall Street Journal, McDonough cited “the biblical admonition to ‘love thy neighbor as thyself’ as justification for voluntary CEO pay cuts” beginning with the strongest companies. He said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels” (09/12/02).

“Affirming McDonough’s comments, the Milwaukee Journal-Sentinel editorialized that regulating executive compensation “is the business of corporate boards, or should be. Unfortunately, too many corporate directors on company compensation committees simply rubber-stamp decisions made by top managers. That should stop” (09/13/02).

“In “CEOs: Why They’re So Unloved,” Business Week editorialized: “CEO pay is so huge that people don’t believe executives deserve it... In 1980, CEO compensation was 42 times that of the average worker. In 2000, it was 531 times. This is a winner-take-all philosophy that is unacceptable in American society... The size of CEO compensation is simply out of hand” (04/22/02).

“The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance and that changes must be made (09/17/02). Commenting on this The New York Times called for “Atonement in the Boardroom” (09/21/02), while Warren Buffet said: “The ratcheting up of compensation has been obscene.”

“United For a Fair Economy has shown an inverse correlation between very high CEO pay and long-term stock performance (http://www.ufenet.org/press/2001/ Bigger_They_Come.pdf).

“RESOLVED: shareholders request the Board’s Compensation Committee to prepare and make available by January 1, 2004 a report (omitting confidential information and prepared at reasonable cost) to requesting shareholders comparing the total compensation of the company’s top executives and its lowest paid workers both in this country and abroad on January 1, 1982, 1992 and 2002. We request the report include: statistics related to any changes in the relative percentage size of the gap between the two groups; the rationale justifying any such percentage change; whether our top executives’ compensation packages (including options, benefits, perks, loans and retirement agreements) are “excessive” and should be changed; as well as any recommendations to adjust the pay “to more reasonable and justifiable levels.”

“Supporting Statement: Our Company fits William J. McDonough’s “strong company” category. Our pay scales should model justice and equity for all our workers. Supporting this resolution would be one step in this direction.”

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

We believe that the requested report, assuming it were possible to compile it, would not be informative to stockholders in evaluating the Firm’s current compensation policies. Most importantly, compensation levels are dictated by the market from which we must attract employees – we must offer competitive compensation to maintain the high quality of our work force, at all levels.

The implementation of this proposal would present significant logistical problems in that records are not likely to be maintained for periods 10 and 20 years in the past. Assuming that these problems could be overcome, we do not believe that past practices are relevant to any consideration of the appropriateness of our present compensation policies. Our constituent companies varied in size and business emphasis; competed in different markets; had presences in different locations around the world; and had different compensation and benefits policies.

Insofar as our current compensation practices are concerned, the report of the Compensation & Management Development Committee on page 9 addresses the Firm’s compensation policy for its executive officers. More broadly, JPMorgan Chase strives to be the employer of choice for all its employees. At our various locations around the world, we seek to be competitive with other top companies in the market, in salary and benefit packages, for workers at all compensation levels. This emphasis on competitive pay is essential to attracting and retaining qualified and enthusiastic personnel, which in turn is essential to the success of all our business endeavors, and to maximizing stockholder value.

We are proud of our record of fairness and concern for the welfare of all who work at the Firm. In addition to competitive wages, the Firm makes a wide array of benefits generally available to employees – a choice of health and dental insurance plans, life, accident, disability, long-term care, and other insurance programs, and retirement savings plans. The cost of these plans is partially funded by the Firm.

In short, JPMorgan Chase prides itself on being a great place to work, for employees at all levels, both in terms of competitive wages and salaries, and in terms of other benefits. Accordingly, the Board recommends a vote against this proposal.

Stockholder proposals and nominations for the 2004 annual meeting

Proxy statement proposals	Under the rules of the Securities and Exchange Commission, proposals that stockholders seek to have included in the proxy statement for our next annual meeting of stockholders must be received by the Secretary of JPMorgan Chase not later than December 2, 2003.

Other proposals and nominations	Our By-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 20, 2004, and not earlier than January 21, 2004. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the Securities and Exchange Commission.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com, or may be obtained from the Secretary.

Anthony J. Horan Secretary

Appendix A: Charter of the Audit Committee

Mission	The Audit Committee is responsible for oversight of:

• the external auditor’s qualifications and independence

• the performance of the Corporation’s internal audit function and external auditor

• the Chief Executive Officer’s and senior management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to:

– safeguard the assets and income of the Corporation

– assure the integrity of the Corporation’s financial statements

– maintain compliance with the Corporation’s ethical standards, policies, plans and procedures, and with laws and regulations

The Audit Committee shall also be responsible for preparing the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

Membership	1	The Audit Committee shall be composed of not fewer than three directors, each of whom shall be independent.

	2	Each member of the Audit Committee shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise and at least one member shall have banking or related financial management expertise. The Board of Directors shall determine whether any members of the Audit Committee are audit committee financial experts as defined by the Securities and Exchange Commission.

	3	Determinations of independence, audit committee financial expertise, financial literacy and accounting, banking or related financial management expertise shall be made by the Board of Directors as the Board interprets such qualifications in its business judgment and in accordance with applicable law and New York Stock Exchange listing standards.

	4	No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee and discloses such determination in the proxy statement.

	5	No member of the Audit Committee may be a large customer of the Corporation, as determined by the Board in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and applicable rules and regulations.

Authorities and responsibilities	1	The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet, at least quarterly, with the General Auditor, the external auditor, and management in separate private sessions to discuss any matters that the Audit Committee or these groups believe should be discussed. The Audit Committee may also meet periodically in separate executive sessions. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or external auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

2	The Audit Committee has authority to retain outside legal counsel, or accounting or other advisors, when deemed necessary, without the prior permission from the Corporation’s Board of Directors or management and shall be provided the necessary resources for such purposes.

3	The Audit Committee shall maintain minutes and other relevant documentation of all meetings held.

4	The Audit Committee shall review, at least annually, the committee’s charter and recommend any proposed changes to the Board for approval. The Audit Committee shall prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of this charter, and set forth the goals and objectives of the Audit Committee for the upcoming year.

5	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters.

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing circumstances. Subject to this, in carrying out its mission, the Audit Committee shall have the following authorities and responsibilities:

A. Oversight of the Corporation’s relationship to internal and external auditors

1	The external auditor for the Corporation is accountable to the Board of Directors and Audit Committee of the Corporation, as representatives of the stockholders, and shall report directly to the Audit Committee. The Audit Committee shall have the authority and responsibility to select, evaluate and, where appropriate, replace the external auditor, subject to stockholder ratification of the selection if such ratification is required or sought by the Board of Directors.

2	The Audit Committee shall advise the Board of Directors of the engagement of the external auditor, based on review and discussion by the Audit Committee as to the overall plan of audit; adequacy of scope; coordination with the General Auditor; reasonableness of fees; quality of prior performance; composition of the audit team, including a review and evaluation of the external auditor’s lead partner and the experience and qualifications of the senior members of the audit team; results of the audit firm’s last internal quality-control or peer review; and any other issues raised by the annual auditor’s report, status of significant regulatory or litigation problems that may affect the external auditor, and the amount of non-audit services provided by the audit firm. The Audit Committee shall advise the Board of Directors when any change in the audit firm engaged as the principal external auditor, or other action with respect to the external auditor, seems necessary or desirable, provided that the Audit Committee shall be directly responsible for any action to retain or terminate the external auditor.

3	The external auditor shall submit, at least annually, a report to the Audit Committee regarding (a) the auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control or peer review or by any inquiry or investigations by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with such issues. The external auditor shall also submit such a report to the Audit Committee promptly after any review, inquiry or investigation referred to in the preceding sentence. The Audit Committee is responsible for reviewing and discussing with the external auditor whether the auditor’s quality controls are adequate.

4	The external auditor shall also submit on a periodic basis, but at least annually, to the Audit Committee a formal written statement delineating all relationships between the audit firm and the Corporation, including each non-audit service provided to the Corporation and at least the matters set forth in Independence Standards Board No. 1. The Audit Committee is responsible for actively engaging in a dialogue with the external auditor as to whether any disclosed relationships or services may impact the objectivity and independence of the external auditor.

5	The Audit Committee shall have sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with the external auditor. The Audit Committee shall review and approve management’s conclusion that any proposed performance of non-audit services by the principal external auditor would not affect the independence of such auditor in the performance of its audit services.

6	The Audit Committee shall consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the lead audit partner or the audit firm itself, and recommend to the Board policies for the Corporation’s hiring of employees or former employees of the audit firm. These policies shall provide that no former employee of the external auditor may become the chief executive officer, controller, chief financial officer or chief accounting officer (or serve in a similar capacity) if such person participated in any capacity in the Corporation’s audit within the one-year period preceding the date of initiation of the audit.

7	The Audit Committee shall review and concur in the appointment, replacement, reassignment, or dismissal of the General Auditor. The Audit Committee shall review and approve the General Auditor’s proposed annual audit plan and financial budget and staffing. The Audit Committee shall receive periodic communications from the General Auditor on the completion status of the annual audit plan, as well as a summary of significant changes made to such plan.

B. Compliance and regulatory oversight responsibilities The Audit Committee shall:

1	Receive periodic communications and presentations from the General Auditor on the adequacy of management’s systems of control, including computerized information system controls and security, in the Corporation and its subsidiaries; significant audit findings identified and management’s responses thereto, including any special audit steps adopted in light of material control deficiencies; and initiation and status of significant special investigations.

2	Receive, when needed, presentations from management and the external auditor on the identification and resolution status of material weaknesses and reportable conditions in the internal control environment, including computerized information system controls and security, if any, and on any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

3	Receive periodic presentations from the General Auditor on the review, and related results, of each corporate Executive Committee member’s expense account and perquisites, including their use of corporate assets.

4	Review with management the program established that provides for compliance with laws and regulations and review the record of such compliance; review significant legal cases outstanding against the Corporation or its subsidiaries or other regulatory or legal matters that may have a material impact on the Corporation’s financial statements.

5	Review the program established by management that monitors compliance with the Worldwide Rules of Conduct and review the record of such compliance.

6	Review regulatory authorities’ significant examination reports pertaining to the Corporation, its subsidiaries and associated companies.

7	Fulfill the requirements of Sections 122 and 123 of the New York State Banking Law with respect to conducting an annual directors’ examination. Report thereon to the Board of Directors and the Superintendent of Banks of the State of New York. Utilize assistance, as deemed necessary by the committee, to discharge these statutory duties.

8	Review summaries of significant issues in reports of directors’ examinations, or other similar examinations, of the subsidiaries of the Corporation.

9	Receive communications and presentations from management summarizing the suspicious activity reports filed by subsidiaries with the appropriate regulatory and law enforcement agencies.

10	Review management reports issued by the Corporation in accordance with FDICIA and the corresponding external auditor’s attestation and agreed-upon procedures reports.

11	Receive from management, periodically, and from the General Auditor, as appropriate, presentations on significant operating and control issues in internal audit reports, management letters, and regulatory authorities’ examination reports, and initiate such other inquiries into the affairs of the Corporation as it deems necessary or appropriate.

C. Financial statement and disclosure matters The Audit Committee shall:

1	Review and discuss with management, the external auditor and the General Auditor the scope of the audit, including obtaining assurances from the external auditor that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

2	Review and discuss, at least quarterly, with management, the external auditor and, as appropriate, the General Auditor the annual audited financial statements, quarterly financial statements and significant current reports, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and review the process for required quarterly CEO and CFO certifications.

3	Review and discuss with management, the external auditor and, as appropriate, the General Auditor any significant accounting, income tax, financial, reporting policies, issues or judgments made in connection with the preparation, or audit, of the Corporation’s financial statements and other financial or informational reports, including any major issues regarding or significant changes in the Corporation’s selection or application of accounting principles, the development, selection and disclosure of critical accounting estimates or judgments (including tax reserves), an analysis of the effect of any alternative assumptions, estimates or GAAP methods on the financial statements, and the effect of regulatory examinations or any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

4	Review internal accounting control reports (management letters) submitted by the external auditor which related to the Corporation. Review summaries of significant issues in management letters addressed to subsidiaries of the Corporation.

5	Discuss with management the Corporation’s earnings press releases, including the use of “pro-forma” financial information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6	Taking into consideration the Board’s allocation of responsibility for review of credit risk, market risk and fiduciary risk to the Board’s Risk Policy Committee, review with management guidelines and policies for assessing and managing the Corporation’s exposure to risks, the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7	Discuss with the external auditor the matters required to be described by SAS 61, including without limitation, any difficulties encountered in the course of the work, any restriction on the scope of the external auditor’s activities or on access to requested information and any significant disagreements with management.

Appendix B: Corporate Governance Practices of the Board

Functions of the Board

Criteria for composition of the Board, selection of new directors

Setting the criteria for composition of the Board and the selection of new directors are Board functions. In fulfilling its responsibilities, the Governance Committee, in consultation with the Chairman, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The committee then makes recommendations to the Board.

In general, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience, while maintaining within these criteria an appropriate gender and minority representation.

Assessing the Board’s performance

The Governance Committee annually reviews and reports to the Board on the performance of the Board as a whole with a view to increasing the effectiveness of the Board.

Formal evaluation of the Chief Executive Officer

The Board (non-management directors only) makes an evaluation of the Chief Executive Officer at least annually. This will normally be in January in connection with a review of the Chief Executive Officer’s annual compensation.

Succession planning and management development

Succession planning is considered periodically by the non-management directors with the Chief Executive Officer. Generally, the Compensation & Management Development Committee considers management development in preparation for discussion by the full Board.

Board and management compensation review

The Governance Committee makes periodic recommendations to the Board regarding director compensation based on comparisons with relevant peer groups. The Board believes it is desirable that a significant portion of overall director compensation be linked to J.P. Morgan Chase & Co. stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation.

Non-management directors receive no compensation from the Firm other than their Board compensation. Officer directors receive no separate compensation for their Board service.

Compensation of officer directors is approved by the Compensation & Management Development Committee and then submitted to the Board for its ratification. Compensation of senior management, other than officer directors, is determined by the Compensation & Management Development Committee, which reviews its decisions with the Board.

Board composition

Size and composition of the Board

While the Board’s size in recent years has been as high as 20 members, the preference is to maintain a smaller Board for the sake of efficiency. A substantial majority of directors will be independent directors under the New York Stock Exchange’s proposed independence standards.

Definition of independence

Independence determinations. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with the Firm, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Firm. Independence determinations will be made on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement and, if a director joins the Board between annual meetings, at such time. For these purposes, a director will not be deemed independent if:

(a) within the preceding five years, the director or an immediate family member of the director received more than $100,000 per year in direct compensation from the Firm, other than director and committee fees and pension or other deferred compensation for prior service (provided that the Board may determine that such relationship is not material and explain its determination in the proxy statement); the director was affiliated with or employed by the Firm’s present or former external auditor (or had an immediate family member who was affiliated with or employed in a professional capacity by such firm); or the director was an executive officer of a company in which an executive officer of the Firm served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company).

(b) within the preceding five years, the director accepted any consulting, advisory or other compensation from the Firm, other than compensation in the director’s capacity as a member of the Board or a committee of the Board.

Relationship to an entity. The relationship between the Firm and an entity will be considered in determining director independence where a director serves as an officer of the entity or, in the case of a for-profit entity, where the director is a general partner of or owns more than 5% of the entity. Such relationships will not be deemed relevant to the independence of a director who is a non-management director or a retired officer of an entity unless the Board determines otherwise.

For-profit entities. Where a director is an officer of a for-profit entity that is a client of the Firm, whether as borrower, trading counterparty or otherwise, the financial relationship between the Firm and the entity will not be deemed material to a director’s independence if (i) the relationship was entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances and (ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of the borrower or other counterparty.

A director who is an employee, or whose immediate family member is an executive officer, of another company (i) that accounts for more than 2% or $1 million, whichever is greater, of the Firm’s consolidated gross revenues or (ii) for which the Firm accounts for more than 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues in any of the past five years will not be deemed independent.

For these purposes, payments exclude payments arising from investments by the entity in the Firm’s securities and payments from trading and other financial relationships.

Where a director is associated as a partner or associate of, or Of Counsel to, a law firm that provides services to the Firm, the relationship will not be deemed material if neither the director nor an immediate family member of the director provides such services to the Firm and the payments from the Firm do not exceed 2% or $1 million, whichever is greater, of the law firm’s revenues in each of the past five years.

Not-for-profit entities. The Firm encourages contributions by directors and employees to not-for-profit entities and matches such contributions to eligible institutions within certain limits by grants made by the Firm (directly or through The J.P. Morgan Chase Foundation). The Firm also supports not-for-profit entities through grants and other support unrelated to the Matching Gift Program. Where a director is an officer of a not-for-profit entity, contributions by the Firm will not be deemed material if, excluding matching funds from the Firm, they do not exceed 2% of a not-for-profit entity’s total revenues.

Personal banking and other financial services. The Firm provides personal banking and other financial services to individuals in the ordinary course of its business. The Sarbanes-Oxley Act prohibits loans to directors, as well as executive officers, except certain loans in the ordinary course of business and loans by an insured depository institution subject to Regulation O of the Board of Governors of the Federal Reserve System. Any loans to directors are made pursuant to the Sarbanes-Oxley Act and Regulation O. All such relationships that are in the ordinary course of business will not be deemed material for director independence determinations unless a director has an extension of credit that is on a non-accrual basis. Where a subsidiary of the Firm is an underwriter in an initial public offering, the Firm will not allocate any of such shares to directors.

Former officer directors

As a general rule, an officer director may not serve on the Board beyond the date he or she retires or resigns as a full-time officer.

Change of job responsibility

A director will offer his or her resignation following the loss of principal occupation other than through normal retirement.

Director tenure

The Board does not believe it appropriate to institute fixed limits on the tenure of directors because the Firm and the Board would thereby be deprived of experience and knowledge.

Retirement age

Non-management directors retire from the Board on the eve of the annual meeting in the calendar year following the year in which the director will be age 72.

Limits on board and audit committee memberships

Each person serving as a director must devote the time and attention necessary to fulfill the obligations of a director. Key obligations include appropriate attendance at Board and committee meetings and appropriate review of preparatory material. Directors will review proposed service on the Board of any additional public company or any governmental position with the Governance Committee. It is expected that an officer director will serve on the board of no more than two other public companies.

If a member of the Audit Committee wishes to serve on more than a total of three audit committees, the Board must approve such additional service before the director accepts the additional position.

Stock ownership requirements

It is generally desirable for directors to own a significant number of shares or share equivalents of J.P. Morgan Chase & Co. stock, and for new directors to work toward that goal. The current holdings of Board members meet this objective, and it is unnecessary to set a specific target.

Board committees

Number of committees, reporting by committees and assignment and rotation of committee membership

The Board as a whole is responsible for the oversight of management on behalf of the corporation’s stockholders. The Board is assisted in its oversight function by Board committees.

The Board has the following committees: Audit, Compensation & Management Development, Governance, Public Policy, and Risk Policy, as well as two Stock Committees and a Board-level Executive Committee. The Board has allocated oversight of risk matters to the Audit Committee and to the Risk Policy Committee, with the Audit Committee responsible for discussion of guidelines and policies to govern the process by which risk assessment and management is undertaken. The number and responsibilities of committees are reviewed periodically.

Committees will generally report to the Board at the next regularly scheduled Board meeting following a committee meeting.

Membership on the committees is reviewed each year by the Governance Committee and approved by the full Board. There is no strict committee rotation policy. Changes in committee assignments are made based on committee needs, director experience, interest and availability, and evolving legal and regulatory considerations.

In general, there should be no overlap in membership of the Audit, Compensation & Management Development, and Risk Policy Committees as these committees meet most often and generally meet at the same hour.

Each of the members of the Audit Committee, the Compensation & Management Development Committee, and the Governance Committee will be directors for whom the Board has made an independence determination. Officer directors do not serve on any committee other than the Stock Committees and the Board-level Executive Committee. The Board-level Executive Committee is established with the expectation that it would not take material actions absent special circumstances. Officer directors may attend committee meetings at the invitation of the committee chairman.

In reviewing the composition of Board committees, the Board will also consider any listing and/or regulatory qualifications as may be applicable to specific committees.

Board operations

Non-executive chairman

The Board currently does not have a non-executive chairman but has no set policy on whether or not to have one.

Lead director

There is no lead director. Committee chairmen provide leadership for matters under the jurisdiction of their respective committees. In case of need, it is the responsibility of the chairmen of the committees to recommend whether non-executive leadership is required, and if so, in what form.

Executive sessions for non-management directors

The non-management directors will meet regularly in executive session at least twice each year. One meeting is for review of the Chief Executive Officer, generally in January, and is led by the chairman of the Compensation & Management Development Committee, and one meeting is for a review of the Board and its corporate governance practices, generally in July, and is led by the chairman of the Governance Committee. These meetings, or others that may be scheduled, will also provide the opportunity for discussion of such other topics as the non-management directors may find appropriate, with discussion to be led by the chairman of the committee most relevant to the topic, including the Audit Committee, the Risk Policy Committee and the Public Policy Committee.

Committee and Board agendas

Committee agendas are prepared based on expressions of interest by committee members and recommendations of management. Committee chairs give substantive input to and approve final agendas prior to committee meetings. The Chairman of the Board prepares Board agendas based on discussions with all directors and issues that arise.

Board and committee materials and presentations

To the extent feasible, information regarding items requiring Board and/or committee approval is distributed sufficiently in advance to permit adequate preparation.

Information regarding press and analyst reports is provided monthly.

Detailed financial information is provided monthly and quarterly.

Regular attendance of non-directors at Board meetings

Board meetings generally commence in executive session, with the General Counsel and the Secretary present during most executive sessions. During the remainder of the meeting, the Vice Chairman of Finance, Risk Management & Administration, the Chief Financial Officer, the General Counsel and the Secretary are present. Other members of management may be present at the invitation of the Chairman.

Board access to management

Board members have complete access to management. A director will not discuss with management investment research involving a company with which the director is affiliated.

Board interaction with institutional investors and press

JPMorgan Chase management is the contact with outside parties. From time to time, directors may be asked by the Board or management to speak with others, as appropriate.

Board access to outside resources

The main responsibility for providing assistance to the Board rests on the internal organization. The Board and Board committees can, if they wish to do so, seek legal or other expert advice from a source independent of management and shall be provided the resources for such purposes. Generally this would be with the knowledge of the Chief Executive Officer, but this is not a condition to retaining such advisors.

Director orientation and continuing education

At such time as a director joins the Board, the Board and the Chief Executive Officer will provide appropriate orientation for the director, including arrangement of meetings with management. The Board considers it desirable that directors participate in continuing education opportunities and considers such participation an appropriate expense to be reimbursed by the Firm.

Code of business conduct and ethics

JPMorgan Chase has a comprehensive code of business conduct and ethics referred to as the Worldwide Rules of Conduct. The Worldwide Rules are applicable to all employees and, as modified by applicable addenda, to directors. The Worldwide Rules address compliance with law; reporting of violations of the Worldwide Rules or of laws or regulations; employment and diversity; confidentiality of information; protection and proper use of the Firm’s assets; conflicts of interest; and personal securities and other financial transactions. Each director is expected to be familiar with and to follow the Worldwide Rules to the extent applicable to them.

Communications with Board

Procedures for interested parties to communicate directly with the non-management directors will be posted on the Firm’s Web site.

The Board of Directors recommends votes FOR Proposals 1 and 2

	FOR	WITHHOLD FOR ALL
Proposal 1 –
ELECTION OF DIRECTORS	☐	☐
Nominees:
01 Hans W. Becherer	08 Ellen V. Futter
02 Riley P. Bechtel	09 William H. Gray, III
03 Frank A. Bennack, Jr.	10 William B. Harrison, Jr.
04 John H. Biggs	11 Helene L. Kaplan
05 Lawrence A. Bossidy	12 Lee R. Raymond
06 M. Anthony Burns	13 John R. Stafford
07 H. Laurance Fuller

WITHHELD FOR (Strike a line through the nominees name above).

	FOR	AGAINST	ABSTAIN
Proposal 2 – APPOINTMENT OF EXTERNAL AUDITOR	☐	☐	☐

The Board of Directors recommends votes AGAINST stockholder proposals 3 through 8

	FOR	AGAINST	ABSTAIN
Proposal 3 – COMPENSATION DISCLOSURE	☐	☐	☐

Proposal 4 – DIRECTOR NOMINATION	☐	☐	☐

Proposal 5 – POISON PILL	☐	☐	☐

Proposal 6 – CHARITABLE CONTRIBUTIONS	☐	☐	☐

Proposal 7 – DIRECTOR COMPENSATION	☐	☐	☐

Proposal 8 – PAY DISPARITY	☐	☐	☐

WILL ATTEND MEETING (Please check box if you plan to attend)	☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. Company’s transfer agent understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility. Please disregard if you have previously provided your consent decision.	☐

Signatures	Date

NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.

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IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW. INTERNET AND TELEPHONE VOTING ARE AVAILABLE THROUGH 11PM EASTERN TIME THE DAY PRIOR TO THE ANNUAL MEETING.

HAVE YOUR PROXY CARD IN HAND.
TO VOTE BY INTERNET: Go to http://www.eproxy.com/jpm
TO VOTE BY PHONE:

• On a touch tone telephone call toll free 1-800-435-6710 – 24 hours a day–7 days a week.

• Enter your eleven-digit personal identification number which is indicated in the box located in the lower right corner of this instruction form.

Option 1: To vote as the Board of Directors recommends on all proposals, press 1.

When you press 1, your vote will be confirmed and cast as you directed. END OF CALL

Option 2: If you wish to vote on each proposal separately, press 2. You will hear the following instructions:

Proposal 1:	To VOTE FOR ALL nominees, press 1;
To WITHHOLD FOR ALL nominees, press 2;
To WITHHOLD FOR AN INDIVIDUAL nominee, press 3 and enter the two digit number that appears next to the name of the nominee for whom you
DO NOT wish to vote.
Once you have completed voting for directors, press #.

Proposal 2:	You may make your selection at any time.
To vote FOR, press 1;
To vote AGAINST, press 2;
To ABSTAIN, press 3
The instructions are the same for all remaining proposals.

Your vote will be repeated and you will have an opportunity to confirm it.

• You will be asked if you plan to attend the meeting. When prompted, please respond.

If you vote by Internet or telephone, there is no need to mail back your proxy card.

THANK YOU FOR VOTING

PROXY

J.P. MORGAN CHASE & CO.

     This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Stockholders of J.P. Morgan Chase & Co. on May 20, 2003.

     You, the undersigned stockholder, appoint each of Dina Dublon, John J. Farrell and Frederick W. Hill your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2003 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

     Participants in 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote your proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

     Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions below.

Your voting instructions are confidential.

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YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

Admission Ticket
J.P. Morgan Chase & Co.
2003 Annual Meeting
of Stockholders

Tuesday, May 20, 2003
10:00 AM
Auditorium
One Chase Manhattan Plaza
New York, New York

1.	Vote by Internet: http://www.eproxy.com/jpm

If you wish to access future stockholder communications on-line instead of receiving printed materials by mail, please indicate your consent when you vote by Internet.

or

2.	Call toll free in the U.S., Canada or Puerto Rico 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope. If you would like to view future stockholder communications on-line, please let us know by checking the consent box when you mark your proxy card.

PLEASE VOTE

If you wish to view our proxy materials on-line, go to http://www.jpmorganchase.com